UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2022

SPRAGUE RESOURCES LP

(Exact name of registrant as specified in its charter)

Delaware	001-36137	45-2637964
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

185 International Drive

Portsmouth, NH 03801

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 225-1560

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units Representing Limited Partner Interests	SRLP	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

This Current Report on Form 8-K is being filed in connection with the completion of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 2, 2022 (the “Original Merger Agreement” and, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of August 31, 2022, the “Merger Agreement”), by and among Sprague Resources, LP, a Delaware limited partnership (the “Partnership”), Sprague Resources GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Sparrow HP Holdings, LLC (“Parent”), a Delaware limited liability company and wholly owned subsidiary of Hartree Partners, LP, and Sparrow HP Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”). On November 1, 2022, Merger Sub merged with and into the Partnership, with the Partnership surviving as a direct wholly owned subsidiary of Parent and the General Partner (the “Merger”).

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in the Introductory Note of this Current Report on Form 8-K is incorporated into this Item 2.01 by reference.

Effective November 1, 2022 at 12:01 a.m. Eastern Standard Time (the “Effective Time”), pursuant to the terms of the previously disclosed Merger Agreement, Merger Sub merged with and into the Partnership, with the Partnership surviving the Merger as a wholly owned subsidiary of Parent and the General Partner and continuing to exist as a Delaware limited partnership. Pursuant to the terms of the Merger Agreement, each issued and outstanding common unit representing a limited partner interest in the Partnership (the “Common Units”), other than the Common Units owned by Parent or its permitted transferees, was converted into the right to receive $20.00 per Common Unit in cash without any interest thereon (the “Merger Consideration”). At the Effective Time, approximately $133.8 million was paid as Merger Consideration.

The Partnership completed the Merger following the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by Parent, the record and beneficial owner of approximately 74.5% of the then issued and outstanding Common Units, which constituted a Unit Majority (as defined in the Partnership’s First Amended and Restated Agreement of Limited Partnership, dated October 30, 2013, as amended).

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Original Merger Agreement, which was filed as Exhibit 2.1 to the Partnership’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 2, 2022, and Amendment No. 1 to the Merger Agreement, dated August 31, 2022, filed as Exhibit 2.1 to the Partnership’s Current Report on Form 8-K filed with the SEC on September 2, 2022.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information included under Item 2.01 above is incorporated into this Item 3.01 by reference.

In connection with the closing of the Merger, the Partnership (i) notified the New York Stock Exchange (the “NYSE”) that the Certificate of Merger relating to the Merger had been filed with the Secretary of State of the State of Delaware and effective as of the Effective Time and (ii) requested that the NYSE file a Notification of Removal from Listing and/or Registration on Form 25 with the SEC to delist and deregister the Common Units under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The trading of Common Units was suspended before the opening of trading on November 1, 2022. Additionally, the Partnership intends to file a certification on Form 15 (the “Form 15”) under the Exchange Act with the SEC requesting the suspension of the Partnership’s reporting obligations under Sections 13(a) and 15(d) of the Exchange Act.

Item 3.03.	Material Modification to Rights of Security Holders.

The information included under Item 2.01 is incorporated into this Item 3.03 by reference.

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignations

On November 1, 2022, following the completion of the Merger, the following independent directors resigned from their respective positions as directors: Beth A. Bowman, C. Gregory Harper and John A. Shapiro. The resignations of Ms. Bowman and Messrs. Harper and Shapiro did not result from any disagreement with the Partnership or its affiliates on any matter relating to the operations, policies or practices of the Partnership or its affiliates.

Item 7.01	Regulation FD Disclosure.

Upon filing the Form 15, the Partnership will no longer file reports with the SEC. 2022 K-1 information will be available at Sprague’s website: www.spragueenergy.com.

Item 8.01	Other Events

On November 1, 2022, the Partnership issued a press release announcing the closing of the Merger. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated November 1, 2022
104	Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRAGUE RESOURCES LP

By:	Sprague Resources GP LLC, its General Partner

By:	/s/ Paul A. Scoff
Paul A. Scoff

Vice President, General Counsel, Chief Compliance Officer & Secretary

Dated: November 1, 2022